As filed with the Securities and Exchange Commission on July 9, 2019

Registration Statement File No. 333-213571
Registration Statement File No. 333-207861
Registration Statement File No. 333-196380
Registration Statement File No. 333-184088
Registration Statement File No. 333-178332
Registration Statement File No. 333-171021
Registration Statement File No. 333-153680
Registration Statement File No. 333-137904
Registration Statement File No. 333-135273
Registration Statement File No. 333-121507
Registration Statement File No. 333-112557
Registration Statement File No. 333-71912
Registration Statement File No. 333-59306
Registration Statement File No. 333-55968
Registration Statement File No. 333-45980
Registration Statement File No. 333-45042
Registration Statement File No. 333-37884
Registration Statement File No. 333-96163
Registration Statement File No. 333-88159

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-213571)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-207861)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-196380)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-184088)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-178332)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-171021)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-153680)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-137904)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-135273)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-121507)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-112557)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-71912)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-59306)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-55968)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-45980)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-45042)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-37884)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-96163)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-88159)
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RED HAT, INC.
(Exact Name of Registrant as Specified in Its Charter)

______________________

Delaware	06-1364380
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 East Davie Street Raleigh, North Carolina	27601
(Address of Principal Executive Offices)	(Zip Code)

Red Hat, Inc. 2016 Employee Stock Purchase Plan
Ansible, Inc. 2013 Stock Incentive Plan, as amended
Inktank Storage, Inc. 2011 Equity Incentive Plan, as amended
2004 Long-Term Incentive Plan, as amended and restated
Gluster, Inc. 2005 Stock Plan (as amended)
Stock Purchase Agreement with Anand Babu Periasamy
Restricted Stock Purchase Agreement (as amended) with Anand Babu Periasamy
Stock Purchase Agreement with Hitesh Chellani
Restricted Stock Purchase Agreement (as amended) with Hitesh Chellani
Makara, Inc. 2008 Equity Incentive Plan
2004 Long-Term Incentive Plan, as amended and restated
Amended and Restated 2004 Long-Term Incentive Plan
JBoss, Inc. Second Amended and Restated 2004 Stock Option and Incentive Plan
2004 Long-Term Incentive Plan
Sistina Software, Inc. 1997 Omnibus Stock Plan
Red Hat, Inc. 1999 Stock Option and Incentive Plan, As Amended on August 2, 2001
Planning Technologies, Inc. Stock Incentive Plan
Akopia, Inc. 2000 Stock Plan
Community ConneXion 1996 Stock Option Plan
C2Net Software, Inc. 1998 Stock Option Plan
C2Net Software 2000 Stock Option Plan
WireSpeed Communications Corporation Stock Option Plan, As Amended
Red Hat Software, Inc. 1998 Stock Option Plan, as amended
Bluecurve, Inc. 1996 Stock Option Plan, as amended
Red Hat, Inc. 1999 Stock Option and Incentive Plan
Cygnus Solutions 1995 Stock Option Plan
Cygnus Solutions 1997 Stock Option Plan
Cygnus Solutions 1998 Executive Stock Option Plan
Red Hat, Inc. 1999 Employee Stock Purchase Plan
(Full title of the plan)
______________________

Michael R. Cunningham, Esq.
General Counsel
Red Hat, Inc.
100 East Davie Street
Raleigh, North Carolina 27601
(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________

Copies to:
Scott A. Barshay, Esq.
Steven J. Williams, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
(212) 373-3000

______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES
Red Hat, Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:
i.	Registration Statement File No. 333-213571, filed with the SEC on September 9, 2016, registering 5,000,000 shares of Common Stock issuable under the Registrant’s 2016 Employee Stock Purchase Plan;
ii.	Registration Statement File No. 333-207861, filed with the SEC on November 6, 2015, registering 261,395 shares of Common Stock issuable under the Ansible, Inc. 2013 Stock Incentive Plan, as amended;
iii.
Registration Statement File No. 333-196380, filed with the SEC on May 29, 2014, registering 219,169 shares of Common Stock issuable under the Inktank Storage, Inc. 2011 Equity Incentive Plan, as amended;

iv.
Registration Statement File No. 333-184088, filed with the SEC on September 25, 2012, registering 21,000,000 shares of Common Stock issuable under the Registrant’s 2004 Long-Term Incentive Plan, as amended and restated;

v.
Registration Statement File No. 333-178332, filed with the SEC on December 5, 2011, registering a total of  346,792 shares of Common Stock, consisting of (i) 206,994 shares of Common Stock issuable under the Gluster, Inc. 2005 Stock Plan (as amended), (ii) 45,586 shares of Common Stock issued under the Stock Purchase Agreement with Anand Babu Periasamy, (iii) 24,313 shares of Common Stock issued under the Restricted Stock Purchase Agreement (as amended) with Anand Babu Periasamy, (iv) 45,586 shares of Common Stock issued under the Stock Purchase Agreement with Hitesh Chellani, and (v) 24,313 shares of Common Stock issued under the Restricted Stock Purchase Agreement (as amended) with Hitesh Chellani;

vi.	Registration Statement File No. 333-171021, filed with the SEC on December 7, 2010, registering 93,201 shares of Common Stock issuable under Makara, Inc. 2008 Equity Incentive Plan;
vii.
Registration Statement File No. 333-153680, filed with the SEC on September 26, 2008, registering 9,500,000 shares of Common Stock issuable under the Registrant’s 2004 Long-Term Incentive Plan, as amended and restated;

viii.
Registration Statement File No. 333-137904, filed with the SEC on October 10, 2006, registering 8,000,000 shares of Common Stock issuable under the Registrant’s Amended and Restated 2004 Long-Term Incentive Plan;

ix.
Registration Statement File No. 333-135273, filed with the SEC on June 23, 2006, registering 727,003 shares of Common Stock issuable under the JBoss, Inc. Second Amended and Restated 2004 Stock Option and Incentive Plan;

x.	Registration Statement File No. 333-121507, filed with the SEC on December 21, 2004, registering 10,000,000 shares of Common Stock issuable under the Registrant’s 2004 Long-Term Incentive Plan;
xi.	Registration Statement File No. 333-112557, filed with the SEC on February 6, 2004, registering 687,533 shares of Common Stock issuable under the Sistina Software, Inc. 1997 Omnibus Stock Plan;
xii.
Registration Statement File No. 333-71912, filed with the SEC on October 19, 2001, registering 15,000,000 shares of Common Stock issuable under the Registrant’s 1999 Stock Option and Incentive Plan, As Amended on August 2, 2011;

xiii.	Registration Statement File No. 333-59306, filed with the SEC on April 20, 2001, registering 2,563,500 shares of Common Stock issuable under the Planning Technologies, Inc. Stock Incentive Plan;
xiv.	Registration Statement File No. 333-55968, filed with the SEC on February 21, 2001, registering 96,828 shares of Common Stock issuable under the Akopia, Inc. 2000 Stock Plan;
xv.
Registration Statement File No. 333-45980, filed with the SEC on September 18, 2000, registering 1,018,255 shares of Common Stock issuable under the Community ConneXion 1996 Stock Option Plan, C2Net Software, Inc. 1998 Stock Option Plan, and C2Net Software 2000 Stock Option Plan;

xvi.
Registration Statement File No. 333-45042, filed with the SEC on September 1, 2000, registering 64,246 shares of Common Stock issuable under the WireSpeed Communications Corporation Stock Option Plan, As Amended;

xvii.
Registration Statement File No. 333-37884, filed with the SEC on May 25, 2000, registering 9,474,287 shares of Common Stock issuable under the Red Hat Software, Inc. 1998 Stock Option Plan, as amended, and the Bluecurve, Inc. 1996 Stock Option Plan, as amended;

xviii.
Registration Statement File No. 333-96163, filed with the SEC on February 4, 2000, registering 15,380,269 shares of Common Stock issuable under the Registrant’s 1999 Stock Option and Incentive Plan, the Cygnus Solutions 1995 Stock Option Plan, the Cygnus Solutions 1997 Stock Option Plan and the Cygnus Solutions 1998 Executive Stock Option Plan; and

xix.	Registration Statement File No. 333-88159, filed with the SEC on September 30, 1999, registering 750,000 shares of Common Stock issuable the Registrant’s 1999 Employee Stock Purchase Plan.
On July 9, 2019, pursuant to that certain Agreement and Plan of Merger, dated as of October 28, 2018, among the Registrant, International Business Machines Corporation (“IBM”) and Socrates Acquisition Corp. (“Sub”), Sub merged with and into the Registrant, with the Registrant surviving such merger as a wholly-owned subsidiary of IBM (the “Merger”). These Post-Effective Amendments are being filed as a result of the Merger. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on July 9, 2019.

Red Hat, Inc.

By:	/s/ Tom Savage
Name: Tom Savage
Title: Assistant Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.